Exhibit 10.23

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of December 16, 2005, by and among Insight Communications Company, Inc., a Delaware corporation (the “Company”), TC Group III, L.L.C. and TC Group IV, L.L.C., each a Delaware limited liability company (each individually, and collectively, “Carlyle”).  The Company and Carlyle are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Carlyle, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, product strategy, investment, acquisitions and other matters relating to the business of the Company; and

WHEREAS, the Company desires to avail itself of the expertise of Carlyle in the aforesaid areas, in which it acknowledges the expertise of Carlyle;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the Parties agree as follows:

Section 1.                                            Appointment.  The Company hereby appoints Carlyle, for the duration of the Term, to render the advisory, consulting and oversight services described in Section 2(a) to the Company.

Section 2.                                            Services.

(a)                                  During the Term, Carlyle shall render to the Company, by and through such of Carlyle’s officers, employees, agents, representatives and affiliates as Carlyle, in its sole discretion, shall designate from time to time, advisory, consulting and oversight services relating to strategic planning, marketing and financial oversight of the operations of the Company, including, without limitation, advisory and consulting services in connection with the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other advisors or consultants of the Company (the “Oversight Services”).

(b)                                 It is agreed that the Oversight Services shall not include investment banking, financial advisory or other services rendered by Carlyle to the Company in connection with (i) any acquisitions or divestitures by or of the Company or any of its subsidiaries, (ii) any public or private sale of debt or equity securities of the Company or any of its subsidiaries or affiliates or (iii) any similar transactions (collectively, “Investment Banking Services”).

Section 3.                                            Fees.

(a)                                  In consideration of the performance of the Oversight Services by Carlyle, the Company agrees to pay to Carlyle a consulting fee in the amount of $1,500,000 per annum (the “Consulting Fee”), commencing on the date of this Agreement and continuing until such time as this Agreement is terminated in accordance with the terms hereof.

(b)                                 The Consulting Fee shall be payable as follows:

(i)                                     For the period commencing on the date of this Agreement and ending on December 31, 2005, the Consulting Fee shall be pro rated on the basis of a 365 day year and shall be payable on the date hereof; and

(ii)                                  For each subsequent calendar year commencing on January 1, 2006, the Consulting Fee shall be payable quarterly in advance, in equal installments, commencing on January 1, 2006.

(c)                                  The Consulting Fee shall be allocated between the Carlyle entities as set forth in Exhibit A hereto, and all payments made by the Company to Carlyle on account of the Consulting Fee (including, without limitation, any termination fee contemplated by clause (ii) of Section 5(b) hereof) shall be made in accordance with such allocation.  Except as provided in Section 5(b), all payments made by the Company to Carlyle on account of the Consulting Fee shall be non-refundable.

(d)                                 The Parties acknowledge and agree that the Company or any of its subsidiaries may, in its discretion, choose to discuss with Carlyle possible future engagements to perform additional services (including, without limitation, Investment Banking Services) that are not part of the Oversight Services, in which case the Parties will at such time discuss the scope of such services and the amount of additional compensation payable to Carlyle for performing such services.  None of the Parties or their subsidiaries or affiliates have any commitment to discuss or to agree to any future engagements.

Section 4.                                            Indemnification.

(a)                                  The Company shall indemnify and hold harmless Carlyle and its officers, employees, agents, representatives, members and affiliates (each, an “Indemnified Party”) from and against any and all costs, expenses, liabilities, claims (including any third-party claims), damages and losses (collectively, “Losses”) relating to or arising out of the engagement of Carlyle pursuant to this Agreement or the performance by Carlyle of the Oversight Services pursuant hereto; provided, however, that the indemnification obligations of the Company pursuant to this Section 4 shall not apply to any Loss resulting solely from the gross negligence or willful misconduct of Carlyle, as determined by a court in a final judgment from which no further appeal may be taken.

(b)                                 The Company shall reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, action or proceeding (each, an “Action”) for which the Indemnified Party would be entitled to indemnification under Section 4(a), whether or not such Indemnified Party is a party thereto, provided that, subject to the provisions of Section 4(c), the Company shall be entitled to assume the defense of such Action at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment.

(c)                                  Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any Action in which the Company, on the one hand, and an Indemnified Party, on the other hand, is or is reasonably likely to become a party, such Indemnified Party shall have the right to retain, at the Company’s expense, separate counsel and to control its own defense of such Action if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable.

(d)                                 The Company agrees that it will not, without the prior written consent of the relevant Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Action relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the relevant Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of or in connection with such Action.  Provided that the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any Action subject to indemnification hereunder without the prior written consent of the Company.

Section 5.                                            Term; Termination.

(a)                                  The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until the earliest to occur of the following: (i) Carlyle (together with one or more of its affiliates) ceases to control, in the aggregate, at least 10% of the equity securities of the Company issued and outstanding at the relevant time; (ii) the Company effects a Sale (as such term is defined in the Securityholders Agreement, dated as of the date hereof (the “Securityholders Agreement”), among the Company, certain affiliates of Carlyle and the other securityholders of the Company party thereto); or (iii) the Company effects a Qualified IPO (as defined in the Securityhoders Agreement).

(b)                                 Upon the termination of this Agreement pursuant to Section 5(a)(i) or (ii), Carlyle shall refund to the Company the portion of the Consulting Fee, if any, paid by the Company to Carlyle with respect to the period from the date of such termination until the expiration of the calendar quarter in which such termination occurs.

(c)                                  Upon the termination of this Agreement pursuant to Section 5(a)(iii), the Company shall pay to Carlyle a termination payment that shall be equal to the net present value (calculated using a discount rate equal to the then current yield on U.S. Treasury Securities of like maturity) of the aggregate amount of the Consulting Fee that would have been payable by the Company to Carlyle with respect to the period beginning on the date of termination of this Agreement pursuant to Section 5(a)(iii) and ending on the second anniversary of the date of such termination.  The termination payment shall be payable by the Company to Carlyle within two (2) days after the date on which such termination of this Agreement becomes effective.

Section 6.                                            Other Activities.  Nothing herein shall in any way preclude Carlyle or any of its officers, employees, agents, representatives, members or affiliates from engaging in any business activities or from performing services, whether for its own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

Section 7.                                            Miscellaneous.

(a)                                  Amendment; Waivers.  No amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective unless such amendment, alteration, modification or waiver is approved in writing by each Party.  The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such Party thereafter to enforce each provision of this Agreement in accordance with its terms.

(b)                                 Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement and the rights and obligations of the Parties hereunder may not be assigned by either Party without the prior written consent of the other Party; provided, however, that Carlyle may, at its sole discretion, assign or transfer its rights and obligations hereunder to any of its affiliates that constitute Permitted Assignees under the Securityholders Agreement.

(c)                                  Notices.  Any notice or other communication required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing and shall be deemed to have been duly given and effective (i) on the date of delivery if delivered personally, (ii) three days after being sent by registered or certified mail, return receipt requested and postage prepaid, or (iii) upon transmission by telecopy with confirming copy sent concurrently by registered or certified mail, return receipt requested and postage prepaid, to the following addresses (or to such other address as shall be given in writing by one Party to the other Party in accordance herewith):

If to Carlyle:

TC Group, LLC
c/o The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, D.C. 20004
Facsimile:  (202) 347-1692
Attention:  William E. Kenard

If to the Company:

Insight Communications Company, Inc.
810 Seventh Avenue
41st Floor
New York, NY 10019
Facsimile:  (917) 286-2301
Attention:  Elliot Brecher

(d)                                 Entire Agreement.  This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(e)                                  Governing Law; Submission to Jurisdiction.  This Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles or rules thereof.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT (I) THE APPROPRIATE VENUE FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE IN SUCH A COURT, (II) ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN SUCH A COURT, AND (III) ANY SUCH COURT SHALL HAVE JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f)                                    Waiver of Jury Trial.  Each of the Parties hereto irrevocably and unconditionally waives the right to trial by jury with respect to any claim or action arising out of, relating to or in connection with this agreement or any transaction contemplated hereby.

(g)                                 Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such holding shall not affect the validity or enforceability of the remainder of this Agreement in such jurisdiction or the validity or enforceability of this Agreement, including such provision, in any other jurisdiction, and such provision shall be interpreted, revised or applied in a manner that renders it valid and enforceable to the fullest extent possible.

(h)                                 Headings.  The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i)                                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

INSIGHT COMMUNICATIONS COMPANY, INC.

By:
Name:
Title:

TC GROUP III, L.L.C.

By:TC Group, L.L.C.,
Its Managing Member

By:
Name: William E. Kennard
Title: Managing Director

TC GROUP IV, L.L.C.

By:TC Group, L.L.C.,
Its Managing Member

By:
Name: William E. Kennard
Title: Managing Director

Exhibit A

Consulting Fee Allocation

Carlyle Entity	Consulting Fee Percentage

TC Group III, LLC	51.70%

TC Group IV, LLC	48.30%